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                                                                   EXHIBIT 10.11
                            STOCK PURCHASE AGREEMENT
                                       FOR
                                   JOHN NAGEL

         THIS AGREEMENT is effective the 12th day of February ,2003 between Intermountain Community Bancorp (IMCB) and John Nagel (Executive).

                                    RECITALS

         A. On date of execution hereof, IMCB is willing to provide a bonus to Executive upon the terms and conditions set forth herein.

         B. As consideration for receipt of said bonus, Employee will be bound to a right of first refusal for repurchase of the shares by IMCB of any and all IMCB stock obtained as part of this Agreement.

         WHEREFORE, BASED UPON THE FOREGOING RECITALS AND THE TERMS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

         1. Within 90 days of signing this agreement, Employee shall purchase shares of IMCB stock for an aggregate purchase price of up to $50,000.00. Such purchases shall be made either on the open market or through Executive's exercise of vested stock options (if available). In the event Executive completes the stock purchase as required by this agreement, IMCB shall pay to Executive in the form of a bonus the lesser of the actual dollar amount of stock purchased including fees and/or commissions or $50,000.00 , which shall be paid in annual installments of $10,000.00 per year, with the first payment due on or before December 15, 2003, and like annual payments due on or before the 15th day of December of each year until the final payment on December 15, 2007. All annual payments shall be subject to standard withholding taxes.

         2. All shares of IMCB stock obtained as part of this Agreement are subject to a right of first refusal for repurchase by IMCB.

         3. The annual bonus payments identified herein shall not be considered earned

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until actually paid pursuant to this agreement and to qualify for each annual payment, Executive must still be a full time employee on each payment date. Any vested and unpaid bonus will be forfeited if Executive leaves the employment of the bank (1) by his own volition; or (2) is terminated for just cause. Under the following circumstances, Executive will become fully vested and will be entitled to be paid, in cash, the balance of the bonus amount upon the following events:

                  (a)      Death;

                  (b)      Permanent disability;

                  (c) In the event more than fifty (50%) percent of the stock of IMCB is sold constituting a change of control as a result of a merger or similar acquisition transaction;

                  (d) In the event that the Executive is re-assigned by IMCB to another organization that is not directly controlled by IMCB; or

                  (e)      By mutual consent of IMCB and the Executive.

         4. The benefits contemplated by this agreement are hereby expressly declared to be non-assignable and any such attempt at assignment shall be void and of no effect.

         5. This agreement shall be binding upon and shall inure to the benefit of the parties and their successors or assigns.

Intermountain Community Bancorp

  /s/ John B. Parker         4/8/03         /s/ John Nagel            3/27/03
-----------------------------------         ---------------------------------
John B. Parker               Date           John Nagel                Date
Chairman                                    Senior Vice President
                                            Credit Administration

                             /s/ Curt Hecker              3/27/03
                             ------------------------------------
Curt Hecker                  Date
President and Chief Executive Officer